Exhibit 10.1

FORM OF

SENIOR SECURED UNITRANCHE LOAN PROGRAM II LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

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SENIOR SECURED UNITRANCHE LOAN PROGRAM II LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement, dated as of August 5, 2016, is entered into by and between Solar Capital Ltd. and WFI Loanco, LLC (collectively, the “Members”).

WHEREAS, the Members desire to amend and restate the limited liability company agreement of the Company dated as of November 2, 2015;

NOW THEREFORE, in consideration of the mutual agreements set forth below, and intending to be legally bound, the Members hereby agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Act”: the Delaware Limited Liability Company Act, as from time to time in effect.

“Affiliate”: with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement”: this Amended and Restated Limited Liability Company Agreement, as it may from time to time be amended.

“Allocation Requirements”: the meaning set forth in Section 6.13(b).

“Audit Committee”: a committee appointed by the Board and having the powers described in its charter to be approved by the Board promptly after the date hereof and which shall initially be comprised of Richard Peteka and a member appointed by West after the date hereof.

“Board”: the meaning set forth in Section 6.1.

“Capital Account”: as to each Member, the capital account maintained on the books of the Company for such Member in accordance with Section 4.1.

“Capital Commitment”: as to each Member, the total amount set forth in such Member’s Subscription Agreement delivered herewith and on the Member List, which is contributed and agreed to be contributed to the Company by such Member as a Capital Contribution.

“Capital Contribution”: as to each Member, the aggregate amount of cash actually contributed to the equity capital of the Company by such Member. The Capital Contribution of a Member that is an assignee of all or a portion of an equity interest in the Company shall include the Capital Contribution of the assignor (or a pro rata portion thereof in the case of an assignment of less than the entire equity interest of the assignor). The Capital Contributions of Solar shall not exceed 87.5% of the equity capital actually invested in each Investment.

“Certificate of Formation”: the certificate of formation for the Company filed under the Act, as from time to time amended.

“Code”: the Internal Revenue Code of 1986, as from time to time amended.

“Common Investment”: has the meaning set forth in Section 9.5(a)(ii).

“Company”: the limited liability company created and existing pursuant to the Certificate of Formation and this Agreement.

“Company Counsel”: the meaning set forth in Section 10.10.

“Default Date”: the meaning set forth in Section 3.2(a).

“Defaulting Member”: the meaning set forth in Section 3.2(a).

“Distribution Date”: the meaning set forth in Section 5.1(a).

“Dividend Committee”: a committee appointed by the Board and having the powers described in its charter to be approved by the Board promptly after the date hereof and in Section 5.1, and which shall include Bruce Spohler and/or Michael Gross as a member.

“Excluded Amendments”: amendments which materially modify or waive the terms of any Investment which results in: (1) an amendment or waiver of a financial covenant of a borrower for more than four consecutive quarters; (2) approval of a material acquisition or disposition, it being understood that, without limiting the generality of the foregoing, any acquisition or disposition which represents more than 20% of the enterprise value of the applicable issuer shall be deemed material; (3) the incurrence of additional senior debt by the borrower in an amount equal to or greater than 10% of the existing senior debt commitments or which results in senior leverage increasing (or permits senior leverage to increase) by more than 0.5 times; or (4) an amendment or waiver of any payment term, including mandatory prepayments.

“Expenses”: all costs and expenses, of whatever nature, directly or indirectly borne by the Company under the Servicing Agreement.

“GAAP”: United States generally accepted accounting principles.

“GAAP Profit or GAAP Loss”: as to any transaction or fiscal period, the net income or loss of the Company under GAAP.

“Investment”: an investment of any type held, directly or indirectly, by the Company from time to time. It is the intention of the Members that the Company only invest in Senior Secured Loans to middle market companies predominately owned by private equity sponsors or entrepreneurs.

“Investment Committee”: a committee appointed by the Board and having the powers described in its charter to be approved by the Board promptly after the date hereof and which shall be comprised of all Members of the Board.

“Investor Laws”: the meaning set forth in Section 7.2(b).

“Loss”: the meaning set forth in Section 6.16(a).

“Manager”: the meaning set forth in Section 6.1.

“Manager Approval”: as to any matter requiring Manager Approval hereunder, the unanimous approval or unanimous subsequent ratification by the Managers.

“Member”: each Person identified as a Member in the first sentence hereof, and any Person that is or becomes a Member of the Company.

“Member List”: the meaning set forth in Section 2.7.

“Person”: shall include an individual, corporation, partnership, association, joint venture, company, limited liability company, trust, governmental authority or other entity.

“Portfolio Company”: with respect to any Investment, any Person that is the issuer of any equity securities, equity-related securities or obligations, debt instruments or debt-related securities or obligations (including senior debt instruments, including investments in senior loans, senior debt securities and any notes or other evidences of indebtedness, preferred equity, warrants, options, subordinated debt, mezzanine securities or similar securities or instruments) that are the subject of such Investment. Portfolio Companies do not include Subsidiaries.

“Proceeding”: has the meaning set forth in Section 6.16(a).

“Profit or Loss”: as to any transaction or fiscal period, the GAAP Profit or GAAP Loss with respect to such transaction or period, with such adjustments thereto as may be required by this Agreement.

“Reinvestment Period”: the period of time from the date of this Agreement to the third anniversary of the date of this Agreement, unless terminated earlier pursuant to the terms hereof.

“SEC”: U.S. Securities and Exchange Commission.

“Senior Secured Loans”: credit facilities which are secured by a first lien on some or all of the applicable issuer’s assets.

“Servicer”: Solar Capital Ltd. or an Affiliate thereof retained by the Company to perform administrative and loan services for the Company.

“Servicing Agreement”: the Servicing Agreement between the Company and the Servicer, as amended from time to time with Manager Approval.

“Solar”: Solar Capital Ltd., or any Person substituted for Solar Capital Ltd. as a Member pursuant to the terms of this Agreement.

“Subscription Agreement”: Each of the several subscription agreements entered into between the Company and a Member.

“Subsidiary”: any investment vehicle or financing vehicle directly or indirectly owned, in whole or in part, by the Company.

“Tax Liability”: as to any Member and any fiscal period, the amount of Profit (and each item thereof) allocated to such Member for U.S. federal income tax purposes in the Company income tax return filed or to be filed by the Company with respect to such period, multiplied by the highest combined marginal U.S. federal, state and local income tax rates for individuals in New York or Illinois (whichever state has the higher marginal tax rates) on each type of taxable income and gain included in such Profit, taking into account (i) the non-deductibility of any item for state or local income tax purposes that is deductible for federal income tax purposes, (ii) the deductibility for federal income tax purposes of state or local income taxes, and (iii) the deductibility of any item for state income tax purposes that is not deductible for federal income tax purposes. The Tax Liability for any fiscal period in which such Member was allocated net loss for federal income tax purposes shall be deemed to equal zero.

“Tax Matters Member”: the meaning set forth in Section 6.17.

“Treasury Regulations”: all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

“Value”: as of the date of computation with respect to some or all of the assets of the Company or any assets acquired by the Company, the value of such assets determined in accordance with Section 9.5.

“West”: WFI Loanco, LLC, or any affiliated Person of WFI Loanco, LLC substituted for WFI Loanco, LLC pursuant to the terms of this Agreement.

Section 1.2 Other Definitional Provisions. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Unless otherwise specified, references herein to applicable statutes or other laws are references to the federal laws of the United States.

ARTICLE 2 GENERAL PROVISIONS

Section 2.1 Formation of the Limited Liability Company. The Company was formed under and pursuant to the Act upon the filing of the Certificate of Formation in the office of the

Secretary of State of the State of Delaware, and the Members hereby agree to continue the Company under and pursuant to the Act. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Each Person being admitted as a Member as of the date hereof shall be admitted as a Member at the time such Person has executed this Agreement or a counterpart of this Agreement.

Section 2.2 Company Name. The name of the Company shall be “Senior Secured Unitranche Loan Program II LLC,” or such other name as approved by Manager Approval.

Section 2.3 Place of Business; Agent for Service of Process.

(a) The registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other place as the Members may designate. The principal business office of the Company shall be at 500 Park Avenue, 3rd Floor, New York, NY 10022 or such other place as may be approved by Manager Approval. The Company may also maintain additional offices at such place or places as may be approved by Manager Approval.

(b) The agent for service of process on the Company pursuant to the Act shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other Person as the Board may designate with Manager Approval.

Section 2.4 Purpose and Powers of the Company.

(a) The purpose of the Company is to make Investments, either directly or indirectly, through Subsidiaries or other Persons. The Company will target five percent (5%) positions on average once the portfolio is fully ramped with overall investment sizes determined in conjunction with diversity requirements of financing arrangements. Investment sizes will also take into consideration any regulated investment company tax or regulatory requirements and/or limitations of Solar.

(b) In furtherance of such purpose, subject to Section 6.10, the Company, either directly or indirectly, shall have the following powers:

(i) to form, invest in or through, transfer, dispose of or otherwise deal in the interests of, and exercise all rights, powers, privileges and other incidents of ownership with respect to, investment and financing vehicles (formed in the United States or otherwise) which hold one or more Investments, including, without limitation, investment and financing vehicles that are wholly or partially controlled, managed or administered by a Member, the Servicer or any of their Affiliates, and investment and financing vehicles that are partially owned by Persons other than the Company (including but not limited to Persons that may be controlled, managed or administered by a Member, the Servicer or any of their Affiliates), and investment vehicles formed for the purpose of making and administering revolving credit investments;

(ii) to purchase or otherwise acquire, transfer, dispose of or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Investments without regard to whether such Investments are publicly traded, readily marketable or restricted as to transfer;

(iii) to incur indebtedness for borrowed money, and to pledge, hypothecate, mortgage, collaterally assign, or otherwise grant security interests or liens on any Company assets, including without limitation the Capital Commitments and the power and authority to call the Capital Commitments;

(iv) to guarantee, or otherwise become liable for, the obligations of other Persons, including Portfolio Companies;

(v) to engage personnel and do such other acts and things as may be necessary or advisable in connection with the powers hereunder;

(vi) to engage and compensate attorneys, accountants, investment advisors, technical advisors, consultants, custodians, contractors and agents;

(vii) to pay and incur other expenses and obligations incident to the operation of the Company;

(viii) to establish, maintain, and close bank accounts and draw checks or other orders for the payment of money;

(ix) to enter into, make and perform all such contracts, agreements and other undertakings, and to take any and all actions and engage in any and all activities, as may be incidental to, or necessary, advisable or appropriate to, the carrying out of the foregoing purpose; and

(x) to take any other action permitted to be taken by a limited liability company under the Act.

(c) The Company may enter into and perform Subscription Agreements among the Company and each Member, without any further act, vote or approval of any Member notwithstanding any other provision of this Agreement, the Act or any other applicable law, rule or regulation.

Section 2.5 Fiscal Year. The fiscal year of the Company shall be the same as the fiscal year of Solar, which, on the date hereof ends on December 31 of each year.

Section 2.6 Liability of Members. Except as expressly provided in this Agreement, a Member shall have such liability for the repayment, satisfaction and discharge of the debts, liabilities and obligations of the Company only as is provided by the Act. A Member that receives a distribution made in violation of the Act shall be liable to the Company for the amount of such distribution to the extent, and only to the extent, required by the Act. The Members shall not otherwise be liable for the repayment, satisfaction or discharge of the Company’s debts, liabilities and obligations, except that each Member shall be required to make Capital Contributions in accordance with the terms of this Agreement and shall be required to repay any distributions which are not made in accordance with this Agreement.

Section 2.7 Member List. The Board shall cause to be maintained in the principal office of the Company a list (the “Member List”) setting forth, with respect to each Member, such Member’s name, address, Capital Commitment, Capital Contributions and such other information as the Board may deem necessary or desirable or as required by the Act. The Board shall from time to time update the Member List as necessary to reflect accurately the information therein. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. No action of the Members shall be required to supplement or amend the Member List. Revisions to the Member List made by the Board as a result of changes to the information set forth therein made in accordance with this Agreement shall not constitute an amendment of this Agreement.

ARTICLE 3 COMPANY CAPITAL AND INTERESTS

Section 3.1 Capital Commitments.

(a) Each Member’s Capital Commitment shall be set forth on the Member List and in such Member’s Subscription Agreement and shall be payable in cash in U.S. dollars or a foreign currency in which an Investment is to be made with Manager Approval. Subject to Manager Approval, each payment of a Member’s Capital Commitment shall be made from time to time within three (3) business days after notice from the Board specifying the amount then to be paid, or such later date as may be specified in such notice. Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments.

(b) Each Member’s remaining obligation to fund its Capital Commitment shall expire upon the termination of the Reinvestment Period.

(c) A Member may terminate all or any portion of its remaining Capital Commitments at any time upon thirty (30) days prior written notice to the other Members. Upon any such termination by West, Solar (or one of its Affiliates) or a third party investor acceptable to Solar shall have the right to acquire West’s membership interest in the Company at the then current Value (and be required to assume such West’s remaining Capital Commitment). For the avoidance of doubt, termination of all or any portion of a Member’s Capital Commitment shall not require the consent of the Board or any other Member.

(d) For the avoidance of doubt, termination of a remaining Capital Commitment by a Member pursuant to Section 3.1(c) shall not extinguish such Member’s obligation to contribute capital to the extent any revolver or delay draw exists on or prior to the date of termination and shall not terminate the remaining Capital Commitment of any other Member.

Section 3.2 Defaulting Members.

(a) Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of such Member’s Capital Commitment within ten (10) days after written notice from any other Member (the “Default Date”) that such payment is overdue, each of the other Members, in its sole discretion, shall have the right to pursue one or more of the following remedies on behalf of the Company, and at the Company’s expense, if such failure has not been cured in full within such ten-day period:

(i) collect such unpaid portion (and all attorneys’ fees and other costs incident thereto) by exercising and/or pursuing any legal remedy the Company may have; and

(ii) upon thirty (30) days’ written notice (which period may commence during the ten-day notice period provided above), and provided that the overdue payment has not been made, either (x) dissolve and wind down the Company in accordance with Article 8, or (y) in the event the defaulting Member is West, Solar may acquire West’s membership interest in the Company at the then current Value (and be required to assume West’s remaining Capital Commitment).

Except as set forth below, the non-defaulting Member’s election to pursue any one of such remedies shall not be deemed to preclude such Member from pursuing any other such remedy, or any other available remedy, simultaneously or subsequently.

(b) Notwithstanding any provision of this Agreement to the contrary,

(i) a Defaulting Member shall remain fully liable to the creditors of the Company to the extent provided by law as if such default had not occurred; and

(ii) a Defaulting Member shall not be entitled to distributions made after the Default Date until the default is cured; provided, however, that the Company shall have the right, but not the obligation, to apply any such distributions towards the amount otherwise payable by the Defaulting Member to the Company.

Section 3.3 Interest or Withdrawals. No Member shall be entitled to receive any interest on any Capital Contribution to the Company. Except as otherwise specifically provided herein, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.

ARTICLE 4 ALLOCATIONS

Section 4.1 Capital Accounts.

(a) An individual capital account (a “Capital Account”) shall be maintained for each Member consisting of such Member’s Capital Contribution, increased or decreased by Profit or Loss allocated to such Member, decreased by the cash or Value of property (giving effect to any liabilities the property is subject to, or which the Member assumes) distributed to such Member, and otherwise maintained consistent with this Agreement. In the event that the Board determines that it is prudent to modify the manner in which Capital Accounts, including all debits and credits thereto, are computed in order to be maintained consistent with this Agreement, the Board is authorized to make such modifications to the extent that they do not result in a material adverse effect to any Member. Capital Accounts shall be maintained in a manner consistent with applicable Treasury Regulations.

(b) Profit or Loss shall be allocated among Members as of the end of each fiscal year of the Company; provided that Profit or Loss shall also be allocated at the end of (i) each period terminating on the date of any withdrawal by any Member, (ii) each period terminating immediately before the date of any admission or increase in Capital Commitment of any Member, (iii) the liquidation of the Company, or (iv) any period which is determined by Manager Approval to be appropriate.

Section 4.2 General Allocations. Profit or Loss shall be allocated among the Members as provided by this Section 4.2. Loss shall be allocated among the Members pro rata in accordance with their Capital Accounts. Profit shall be allocated among the Members (i) first, pro rata until the cumulative amount of profit allocated to a Member equals the cumulative amount of loss previously allocated to such Member and (ii) thereafter pro rata in accordance with the Members’ Capital Accounts.

Section 4.3 Changes of Interests. For purposes of allocating Profit or Loss for any fiscal year or other fiscal period between any Members whose relative Company interests have changed during such period, or to any withdrawing Member that is no longer a Member in the Company, the Company shall allocate according to any method allowed by the Code and selected with Manager Approval. Distributions with respect to an interest in the Company shall be payable to the owner of such interest on the date of distribution.

Section 4.4 Income Taxes and Tax Capital Accounts.

(a) Each item of income, gain, loss, deduction or credit shall be allocated in the same manner as such item is allocated pursuant to Section 4.2.

(b) In the event of any variation between the adjusted tax basis and value of any Company property reflected in the Members’ capital accounts maintained for federal income tax purposes, such variation shall be taken into account in allocating taxable income or loss for income tax purposes in accordance with, and to the extent consistent with, the principles under Section 704(c) of the Code and applicable Treasury Regulations.

ARTICLE 5 DISTRIBUTIONS

Section 5.1 General.

(a) On the last day of each fiscal quarter, the Dividend Committee shall review the estimated earnings of the Company during the current fiscal quarter, and to the extent the Dividend Committee has determined there is liquidity available for distribution, the Dividend Committee shall approve a distribution of the applicable amount and the Company shall make distributions of such amounts, shared among the Members as set forth below; provided that the amount of any such distribution may be reduced as provided by Section 5.3 and Section 5.4, including for the purpose of reinvesting proceeds received from Investments as set forth in Section 5.4; and provided, further, that such distributions shall not require Manager Approval. Additionally, the Company shall make distributions of taxable earnings (which, for the avoidance of doubt, shall not be GAAP earnings) on an annual basis as determined by the Dividend Committee; provided, that such distributions do not violate the terms and conditions of any credit facilities or other borrowings of the Company. The Company shall not be required to sell or dispose of any Investments to meet such distribution requests. In each case, the Company shall distribute such amounts to the Members on a date as soon as reasonably practicable after the relevant determination by the Dividend Committee (each a “Distribution Date”).

(b) Except as otherwise provided in this Article 5 or Section 8.3, distributions shall be shared among the Members as set forth in this Section 5.1(b). The Members, with Manager Approval, may determine to make a distribution from available cash or cash equivalents received from one or more Investments (whether from principal repayment or otherwise and after reduction as provided by Section 5.3 and Section 5.4), in which event such distribution shall be shared among the Members in respect of their interests in the Company in proportion to their respective Capital Accounts.

Section 5.2 Tax Distributions. With respect to each fiscal year of the Company, if and to the extent that the Tax Liability of any Member with respect to such fiscal year, but for this Section 5.2, would have exceeded the distributions otherwise made to such Member under Section 5.1(b) with respect to such fiscal year, then, unless the Managers with Manager Approval otherwise direct, the Company shall distribute to all Members on a Distribution Date (but in no event later than March 15th following the end of each fiscal year), in proportion to their respective Capital Accounts, an amount sufficient so that, together with distributions under Section 5.1(b) with respect to such fiscal year, each Member shall have received as of such relevant Distribution Date, distributions with respect to such fiscal year no less than such Member’s Tax Liability with respect to such fiscal year; provided, that (i) the Company has available cash (without the requirement for borrowings or the sale of assets) to make any such distributions and (ii) such distributions do not violate the terms and conditions of any credit facilities or other borrowings of the Company.

Section 5.3 Withholding. The Company may withhold from any distribution to any Member any amount which the Company has paid or is obligated to pay in respect of any withholding or other tax, including without limitation, any interest, penalties or additions with respect thereto, imposed on any interest or income of or distributions to such Member, and such withheld amount shall be considered an interest payment or a distribution, as the case may be, to such Member for purposes hereof. If no payment is then being made to such Member in an amount sufficient to pay the Company’s withholding obligation, any amount which the Company is obligated to pay shall be deemed an interest-free advance from the Company to such Member, payable by such Member by withholding from subsequent distributions or within ten (10) days after receiving written request for payment from the Company.

Section 5.4 Reinvestment; Certain Limitations; Distributions in Kind.

(a) Amounts constituting a return of Capital Contributions received by the Company during the Reinvestment Period with respect to Investments may, upon Manager Approval, be retained and used, or reserved to be used during the Reinvestment Period, to make future Investments. Alternatively, the Members, with Manager Approval, may cause the Company to distribute, in accordance with Section 5.1 through Section 5.3, any amount that could be retained for re-investment as set forth above. To the extent such distributed amount to a Member represents a distribution other than from cumulative undistributed Profit, net of cumulative Loss, allocated to such Member, such amount shall be added to the unfunded Capital Commitment of such Member and may be recalled by the Company during the Reinvestment Period in accordance with Article 3.

(b) In no event shall the Company be required to make a distribution to the extent that it would (i) render the Company insolvent, or (ii) violate Section 18-607(a) of the Act.

(c) No part of any distribution shall be paid to any Member from which there is due and owing to the Company, at the time of such distribution, any amount required to be paid to the Company pursuant to Article 3. Any such withheld distribution shall be paid to such Member, without interest, when all past due installments of such Member’s Capital Commitment have been paid in full by such Member or when such Member’s interest in the Company has been purchased as contemplated by Section 3.1.

(d) Distributions of securities and of other non-cash assets of the Company other than upon the dissolution and liquidation of the Company shall only be made pro rata to all Members (in proportion to their respective shares of the total distribution) with respect to each security or other such asset distributed. Securities listed on a national securities exchange that are not restricted as to transferability and unlisted securities for which an active trading market exists and that are not restricted as to transferability shall be valued in the manner contemplated by Section 9.5 as of the close of business on the day preceding the distribution, and all other securities and non-cash assets shall be valued as determined pursuant to Section 9.5.

ARTICLE 6 MANAGEMENT OF COMPANY

Section 6.1 Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 6.2. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.

Section 6.2 Board Composition; Vacancies.

(a) The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times four (4). The Board shall be comprised as follows (i) two (2) individuals designated by Solar, who shall initially be Michael S. Gross and Bruce Spohler, and (ii) two (2) individuals designated by West, who shall initially be Randy Rochman and Andrew McDill.

(b) In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Manager, then the Member who appointed such Manager pursuant to the terms of this Section 6.2 shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board.

Section 6.3 Removal; Resignation.

(a) A Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the Member that designated the applicable Manager.

(b) A Manager may resign at any time from the Board by delivering his written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

Section 6.4 Meetings.

(a) The Board shall meet no less frequently than once per fiscal quarter, at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least twenty-four (24) hours prior to each such meeting or upon such shorter notice as may be approved by all the Managers.

(b) Special meetings of the Board shall be held on the call of all Managers upon at least three (3) business days’ written notice (if the meeting is to be held in person) or two (2) business days’ written notice (if the meeting is to be held by telephone communications or video conference) to the Managers, or upon such shorter notice as may be approved by all the Managers. Any Manager may waive such notice as to himself.

(c) Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 6.5 Quorum; Manner of Acting.

(a) Attendance by all Managers serving on the Board shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b) Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(c) Each Manager shall have one vote on all matters submitted to the Board or any committee thereof. With respect to any matter before the Board except for those requiring Manager Approval, the act of a majority of the Managers constituting a quorum shall be the act of the Board.

Section 6.6 Action By Written Consent. Notwithstanding anything herein to the contrary, any action of the Board (or any committee of the Board) may be taken without a meeting if either (a) a written consent of the number of Managers (or committee members) required to take the applicable action shall approve such action; provided, that prior written notice of such action is provided to all Managers at least one day before such action is taken, or (b) a written consent constituting all of the Managers on the Board (or committee) shall approve such action. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Section 6.7 Expense Reimbursement. Each Manager shall be reimbursed by the Company for his reasonable out-of-pocket expenses incurred in the performance of his duties as a Manager, pursuant to such policies as from time to time established by the Board.

Section 6.8 Committees.

(a) Effective on the date of this Agreement, the Board establishes three committees: the Dividend Committee, the Investment Committee and the Audit Committee. The members of each such committee shall be designated by the Board and charters for each such committee shall be approved by the Board promptly after the date hereof; provided that if West does not have the right to designate one or more members to serve on the Dividend Committee, the Dividend Committee shall consult with West before declaring a dividend. Additionally, the Board may, by unanimous resolution, designate from among the Managers (or other persons) one or more committees, each of which shall be comprised of one or more Managers (or other persons selected by the Managers); provided, that in no event may the Board designate any committee with all of the authority of the Board. Subject to the immediately preceding proviso, any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in Section 6.8(b). The Board may dissolve any committee or remove any member of a committee at any time.

(b) No committee of the Board shall have the authority of the Board in reference to:

(i) authorizing or making distributions to the Members other than as specifically set forth in Section 5.1;

(ii) authorizing the issuance of interests in the Company;

(iii) approving a plan of merger or sale of all or substantially all of the assets of the Company;

(iv) recommending to the Members a voluntary dissolution of the Company or a revocation thereof;

(v) filling vacancies in the Board; or

(vi) altering or repealing any resolution of the Board that by its terms provides that it shall not be so amendable or repealable.

Section 6.9 Servicing Agreement. The Company is entering into the Servicing Agreement with the Servicer, pursuant to which certain functions are delegated to the Servicer. The Servicing Agreement is hereby approved by Manager Approval, provided that amendments thereto are subject to Manager Approval.

Section 6.10 Restrictions. Without Manager Approval, the Company shall not:

(a) approve or make any Investments or acquire any other entity or business; provided, however, that prior to obtaining Manager Approval of any Investment, Solar covenants and agrees to disclose to West any fees or other compensation, directly or indirectly, being paid to Solar or any of its Affiliates in connection with such Investment (other than fees or other compensation being paid directly to the Company);

(b) sell, dispose of or transfer any Investments or interests in any Investments provided, however, that prior to obtaining Manager Approval of any such sale, disposition or transfer Solar covenants and agrees to disclose to West any fees or other compensation, directly or indirectly, being paid to Solar or any of its Affiliates in connection therewith (other than fees or other compensation being paid directly to the Company);

(c) approve or make any Excluded Amendments to the terms of any Investments;

(d) enter into any agreement with respect to (i) a plan of merger or consolidation of the Company with or into another entity (which, for the avoidance of doubt, does not include the consolidation of entities as may be required by GAAP) or (ii) a sale of all or substantially all of the assets of the Company;

(e) enter into any agreement with any Affiliate of a Member (except for the Servicing Agreement which has been approved by the Members);

(f) amend, modify or extend the terms of the Servicing Agreement or any expense reimbursement agreement;

(g) change the Servicer;

(h) incur any debt;

(i) enter into any contract, arrangement or agreement (or any amendment or waiver of such contract, arrangement or agreement), whether written or oral, pursuant to which the Company would either reasonably expect to pay or be paid at least $100,000 in the aggregate over the life of such contract, agreement or arrangement; provided that this restriction shall exclude ordinary course due diligence expenses related to pursuing Investments;

(j) liquidate or dissolve the Company;

(k) convert the Company into a corporation for United States federal income tax purposes;

(l) create or issue any equity interests or securities convertible into or exchangeable for equity interests;

(m) maintain reserves for working capital in relation to quarterly or other distributions;

(n) make any material tax or accounting elections or make a change in material tax or accounting positions;

(o) sue, prosecute or settle any claims against third parties;

(p) delegate any duties of the Board except to committees thereof as set forth in this Agreement;

(q) change the name of the Company;

(r) enter into any new line of business; or

(s) cause the Company to conduct an initial public offering.

Section 6.11 No Personal Liability. Except as otherwise provided in the Act, by applicable law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

Section 6.12 Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Company by a Member, a Manager, or any other Person delegated by Manager Approval, shall be conclusive evidence in favor of any third party dealing with the Company that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Company. This Section shall not be deemed to limit the liabilities and obligations of such Person to seek Manager Approval as set forth in this Agreement.

Section 6.13 Members’ Outside Transactions; Investment Opportunities; Time and Attention.

(a) Each Manager shall devote such time and effort as is reasonably necessary to diligently administer the activities and affairs of the Company, but shall not be obligated to spend full time or any specific portion of their time to the activities and affairs of the Company.

(b) The Servicer and its Affiliates may manage or administer other investment funds and other accounts with similar or dissimilar mandates, and may be subject to the provisions of the Investment Company Act of 1940, as amended, including, without limitation, Section 57 thereof, and the Investment Advisers Act of 1940, as amended, and the rules, regulations and interpretations thereof, with respect to the allocation of investment opportunities among such other investment funds and other accounts (the “Allocation Requirements”). Except for (i) any Allocation Requirement that may be applicable to the Company and (ii) any requirement under the Investment Advisers Act of 1940, neither a Member, the Servicer nor any of their Affiliates shall be obligated to offer any investment opportunity, or portion thereof, to the Company.

(c) Subject to the foregoing provisions of this Section 6.13 and other provisions of this Agreement, each of the Members, the Servicer and each of their respective Affiliates and members may engage in, invest in, participate in or otherwise enter into other business ventures of any kind, nature and description, individually and with others, including, without limitation, the formation and management of other investment funds with or without the same or similar purposes as the Company, and the ownership of and investment in securities, and neither the Company nor any other Member shall have any right in or to any such activities or the income or profits derived therefrom.

Section 6.14 Exculpation of Managers.

(a) No Manager shall be liable to the Company or any other Manager for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Manager in good-faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud or willful misconduct by such Manager.

(b) A Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Manager; (ii) one or more officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 6.15 Liabilities and Duties of the Managers.

(a) This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Manager. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by the Act or other applicable law, and in doing so, acknowledges and agrees that the duties and obligations of each Manager to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Manager otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Manager.

(b) Whenever in this Agreement a Manager is permitted or required to make a decision (including a decision that is in such Manager’s “discretion” or under a grant of similar authority or latitude), the Manager shall be entitled to consider only such interests and factors as such Manager desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Manager is permitted or required to make a decision in such Manager’s “good faith,” the Manager shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement, the Act or any other applicable law.

Section 6.16 Indemnification.

(a) Subject to the limitations and conditions as provided in this Section 6.16, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member or a Manager or a representative thereof, shall be indemnified by the Company to the fullest extent permitted by applicable law including, but not limited to, the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all liabilities and expenses (including judgments, penalties (including excise and similar taxes and punitive damages), losses, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees)) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a “Loss”), unless such Loss shall have been primarily the result of gross negligence, fraud or intentional misconduct by the Person seeking indemnification hereunder, in which case such indemnification shall not cover such Loss to the extent resulting from such gross negligence, fraud or intentional misconduct. Indemnification under this Section 6.16 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.16 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.16 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. To the fullest extent permitted by law, no Person entitled to indemnification under this Section 6.16 shall be liable to the Company or any Member for any act or omission performed or omitted by or on behalf of the Company; provided that such act or omission has not been fully adjudicated to constitute fraud, willful misconduct or gross negligence. In addition, any Person entitled to indemnification under this Section 6.16 may consult with legal counsel selected with reasonable care and shall incur no liability to the Company or any Member to the extent that such Person acted or refrained from acting in good faith in reliance upon the opinion or advice of such counsel.

(b) The right to indemnification conferred in Section 6.16(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 6.16(a) who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking by such Person to repay all amounts so advanced if it shall be finally adjudicated that such indemnified Person is not entitled to be indemnified under this Section 6.16 or otherwise.

(c) The Company, with Manager Approval, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member or Manager under Sections 6.16(a) and 6.16(b).

(d) The right to indemnification and the advancement and payment of expenses conferred in this Section 6.16 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Section 6.16 may have or hereafter acquire under any law (common or statutory), contract or provision of this Agreement.

(e) The indemnification rights provided by this Section 6.16 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 6.16.

Section 6.17 Tax Matters Member. Solar shall be the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code (in such capacity, the “Tax Matters Member”). The provisions of Section 6.16 shall apply to all actions taken on behalf of the Members by the Tax Matters Member in its capacity as such. The Tax Matters Member shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the tax matters partner of the Company. The Tax Matters Member shall have the right to retain professional assistance in respect of any audit of the Company and all reasonable, documented out-of-pocket expenses and fees incurred by the Tax Matters Member on behalf of the Company as Tax Matters Member shall be reimbursed by the Company. In the event the Tax Matters Member receives notice of a final Company adjustment under Section 6223(a) of the Code, it shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Members on the date such petition is filed, or (ii) mail a written notice to all Members within such period that describes its reasons for determining not to file such a petition. Each Member shall be a “notice partner” within the meaning of Section 6231(a)(8) of the Code.

ARTICLE 7 TRANSFERS OF COMPANY INTERESTS;

WITHDRAWALS

Section 7.1 Transfers by Members.

(a) The interest of a Member in the Company may not be assigned, pledged or otherwise hypothecated without Manager Approval, provided, that, (i) a Member shall be permitted to transfer or assign (with or without consideration) some or all of its interests in the Company to one or more (y) Affiliates of such Member and (z) in the case of West, to the direct or indirect members of West, in each case without Manager Approval and (ii) West may, at any time with the consent of Solar, sell its interest, in whole or in part, in the Company and held by West so long as the transferee thereof satisfies the requirements for becoming a Member of the Company as set forth in the Subscription Agreement executed by West in connection with its investment in the Company. Any purported assignment in violation of this Section 7.1(a) shall be void ab initio.

(b) In connection with the permitted transfer of any equity in the Company, each transferee shall execute a joinder to this Agreement in the form as determined by the Managers. Upon execution of such joinder by the transferee, the transferring Member shall be released from all rights, obligations, and liabilities arising from and after the date thereof with respect to the transferred interest, including the right to vote on any matters relating to the Company. Upon such a transfer, the transferee shall assume the economic obligations and liabilities (and all economic rights and benefits) including, without limitation, the Capital Commitment of the transferring Member with respect to such transferred interest and shall become a party to this Agreement and be treated as Member hereunder.

Section 7.2 Withdrawal by Members.

Members may withdraw from the Company only as provided by this Agreement.

(a) Notwithstanding any provision contained herein to the contrary, if a Member shall obtain an opinion of counsel to the effect that, as a result of the other Members’ ownership of an interest in the Company, the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, such other Member shall, upon written notice from such first Member, withdraw from or reduce (in accordance with the provisions of clause (d) below) its interest in the Company (including its Capital Commitment) to the extent such first Member has determined, based upon such opinion of counsel, to be necessary in order for the Company not to be required to so register. Each Member shall, upon written request from any of the other Members, promptly furnish to the other Members such information as the other Members may reasonably request from time to time in order to make a determination pursuant to this Section 7.2(a), but in no event later than ten (10) business days after such request.

(b) Notwithstanding any provision herein to the contrary, if a Member shall breach such Member’s obligation under the immediately following sentence, or if any of the other Members shall obtain an opinion of counsel to the effect that any contribution or payment by a Member to the Company would cause the Company or the other Member to be in violation of, or to the effect that such Member is in violation of, the United States Bank Secrecy Act, the United States Money Laundering Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the USA Patriot Act or any other similar law or regulation to which the Company, a Member, or such Member’s investment in the Company may be subject from time to time (collectively, “Investor Laws”), such Member shall, upon written notice from any of the other Members, withdraw from the Company in accordance with the provisions of clause (d) below. Each Member shall, upon written request from the other Members, promptly furnish to the other Members such information as the other Members may reasonably request from time to time in order to make a determination pursuant to this Section 7.2(b), but in no event later than ten (10) business days after such request.

(c) Notwithstanding any provision contained herein to the contrary, if West shall obtain an opinion of counsel or its independent auditor, as applicable, to the effect that (i) its investment in the Company is not or ceases to be a permitted investment for West under applicable insurance laws enacted by the state of domicile of West, (ii) the Company constitutes an affiliate that must be included on its registration statement for purposes of the insurance Holding Company Act statute enacted by the state of domicile of West, or (iii) pursuant to U.S. GAAP or NAIC Statutory Accounting Principles, the financial statements of the Company must be consolidated for accounting purposes on the books of West, West may, at its option, upon written notice to the other Members, withdraw from the Company in accordance with the provisions of clause (d) below. Each Member shall, upon written request from West, promptly furnish to West such information as it may reasonably request from time to time in order to make a determination pursuant to this Section 7.2(c), but in no event later than ten (10) business days after such request.

(d) If a Member partially or fully withdraws its interest in the Company pursuant to this Section 7.2, the Members shall work together in good faith to negotiate the manner and timing of such withdrawal. Subject to the foregoing, a Member withdrawing its interest pursuant to this Section 7.2 shall receive, in full payment for such withdrawn interest, the portion of the Capital Account attributable to such withdrawn interest (based on the then current Value of the Company as determined pursuant to Section 9.5).

ARTICLE 8 TERM, DISSOLUTION AND LIQUIDATION OF

COMPANY

Section 8.1 Term. Except as provided in Section 8.2, the Company shall continue without dissolution until all Investments are liquidated by the Company and the proceeds thereof are distributed to the Members. Upon liquidation or termination of all Investments by the Company, any Member shall have the right to elect the dissolution of the Company by providing written notice to the other Members.

Section 8.2 Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) the expiration of the term of the Company pursuant to Section 8.1;

(b) a failure by Solar to obtain the approval of the SEC of Solar’s interest in the Company, or a determination by the SEC to subject Solar’s participation in the Company to an accounting or reporting treatment or other consequence which Solar, in its sole discretion, determines to be materially adverse to it, or a change by the SEC of its approval of Solar’s interest in the Company or the terms of such approval or its conclusions regarding the accounting or reporting treatment or other consequence which Solar, in its sole discretion, determines to be materially adverse to it, in each case at the election of Solar by providing written notice of such election to the other Members, and in each such case the Members shall work together in good faith regarding the timing and manner of such dissolution; or

(c) the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 8.3, as modified by said decree, shall govern the winding up of the Company’s affairs.

Section 8.3 Wind-down.

(a) Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Article and the Act. The liquidation shall be conducted and supervised by the Members in the same manner provided by Article 6 with respect to the operation of the Company during its term; provided that in the case of a dissolution and winding up of the Company pursuant to Section 8.2(b), the Board may appoint a liquidating agent with the rights, powers and authority with respect to the assets and liabilities of the Company in connection with the liquidation of the Company to the same extent as the Members would have during the term of the Company.

(b) From and after the date on which an event set forth in Section 8.2 becomes effective, the Company shall cease to make Investments after that date, except for (i) Investments which the Company was committed to make in whole or in part (as evidenced by a binding commitment letter, term sheet or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date, and (ii) at the election of all Members within three (3) business days after receipt by the Members of written notice of the availability of such election from any Member, any Investment in a Portfolio Company in which the Company then has an Investment. Capital calls against the Capital Commitment of the Members shall cease from and after such effective date of dissolution; provided that capital calls against the Capital Commitment of the Members may continue to fund the allocable share of Investments in which the Company continues to participate (as set forth in the immediately preceding sentence), Expenses and all other obligations of the Company including, for the avoidance of doubt, protective advances required under the Investments. Subject to the foregoing, the Members shall continue to bear an allocable share of Expenses and other obligations of the Company until all Investments in which the Company participates are repaid or otherwise disposed of in the normal course of the Company’s activities.

(c) Distributions to the Members during the winding down of the Company shall be made no less frequently than quarterly to the extent consisting of a Member’s allocable share of cash and cash equivalents, after taking into account reasonable reserves deemed appropriate by Manager Approval, to fund Investments in which the Company continues to participate (as set forth in the immediately preceding paragraph), Expenses and all other obligations (including without limitation contingent obligations) of the Company. Unless waived by Manager Approval, the Company also may withhold ten percent (10%) of distributions in any calendar year, which withheld amount shall be distributed within sixty (60) days after the completion of the annual audit covering such year. A Member shall remain a member of the Company until all Investments in which the Company participates are repaid or otherwise disposed of, the Member’s allocable share of all Expenses and all other obligations (including without limitation contingent obligations) of the Company are paid, and all distributions are made hereunder, at which time the Member shall have no further rights under this Agreement.

(d) Upon dissolution of the Company, final allocations of all items of Company Profit and Loss shall be made in accordance with Section 4.2. Upon dissolution of the Company, the assets of the Company shall be applied in the following order of priority:

(i) To creditors (other than Members) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board may, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(ii) To establish any reserves which the Board may, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company to Members or Managers; and

(iii) The balance, if any, to the Members in accordance with Section 5.1(b).

(e) If Solar elects to purchase all of West’s interest in the Company pursuant to Section 3.1(c), the purchase price for such interest shall be payable in cash within ninety (90) days after the election to purchase is delivered to West, and shall be equal to the then current Value at the time of such election. In the event that Solar elects to purchase all of West’s interest in the Company pursuant to Section 3.1(c) and as a result of the procedures set forth in Section 9.5(a)(iv) the valuation for such purchase is increased, Solar shall have the right to revoke its purchase election. After any such purchase and payment of the purchase price therefor, West shall no longer be a Member of the Company, and Solar may dissolve or continue the Company as it may determine in its sole discretion.

(f) In the event that an audit or reconciliation relating to the Fiscal Year in which a Member receives a distribution under this Section 8.3 reveals that such Member received a distribution in excess of that to which such Member was entitled, each of the other Members may, in its discretion, seek repayment of such distribution to the extent that such distribution exceeded what was due to such Member.

(g) Each Member shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the assets and liabilities of the Company as at the date of complete liquidation, and each Member’s share thereof. Upon compliance with the distribution plan set forth in this Section 8.3, the Members shall cease to be such, and any Member may execute, acknowledge and cause to be filed a certificate of cancellation of the Company.

ARTICLE 9 ACCOUNTING, REPORTING AND VALUATION

PROVISIONS

Section 9.1 Books and Accounts.

(a) Complete and accurate books and accounts shall be maintained for the Company at its principal office. Such books and accounts shall be kept on the accrual basis method of accounting and shall include separate Capital Accounts for each Member. Capital Accounts for financial reporting purposes and for purposes of this Agreement shall be maintained in accordance with Section 4.1, and for U.S. federal income tax purposes pursuant to the Servicing

Agreement the Servicer shall maintain the Members’ Capital Accounts in accordance with the Code and applicable Treasury Regulations. Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Servicer have access to, and may inspect, such books and accounts and any other records of the Company for any purpose reasonably related to its interest in the Company.

(b) All funds received by the Company shall be deposited in the name of the Company in such bank account or accounts or with such custodian, and securities owned by the Company may be deposited with such custodian, as may be designated by Manager Approval from time to time and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Company as may be designated by Manager Approval from time to time.

Section 9.2 Financial Reports; Tax Return.

(a) Within thirty (30) days after the end of each calendar month, pursuant to the Servicing Agreement, the Members shall cause the Servicer to prepare (or supervise the preparation of) and deliver, by any of the methods described in Section 10.7, to each Member (i) high-level summary financial information of the Company and (ii) any material information concerning new Investments made during such month or any defaults or potential defaults in investments discovered during such month.

(b) Within forty-five (45) days after the end of each calendar quarter, pursuant to the Servicing Agreement, the Members shall cause the Servicer to prepare (or supervise the preparation of) and deliver, by any of the methods described in Section 10.7, to each Member unaudited financial statements for such quarter-end (including schedule of Investments, balance sheet, income statement, statement of changes in net assets and financial highlights and ratios) of the Company.

(c) Within forty-five (45) days after the end of each calendar quarter, pursuant to the Servicing Agreement, the Members shall cause the Servicer to prepare (or supervise the preparation of) and deliver to the Company a summary of expenses by category in addition to a high level summary around how any such reimbursable expenses were allocated to the Company.

(d) Within one hundred and twenty (120) days after the end of each calendar year, pursuant to the Servicing Agreement, the Members shall cause the Servicer to prepare (or supervise the preparation of) and deliver, by and of the methods described in Section 10.7, to each Member, audited financial statements for such calendar year.

(e) The Company’s auditor shall at all times be the same auditor as engaged by Solar, which as of the date of this Agreement is KPMG LLP.

(f) The Members shall cause the Servicer to prepare or supervise the preparation and timely filing after the end of each fiscal year of the Company all federal and state income tax returns of the Company for such fiscal year.

Section 9.3 Tax Elections. The Company may, by Manager Approval, but shall not be required to, make any election pursuant to the provisions of Section 754 or 1045 of the Code, or any other election required or permitted to be made by the Company under the Code.

Section 9.4 Confidentiality.

(a) Each Member agrees to maintain the confidentiality of the Company’s records, reports and affairs, and all information and materials furnished to such Member by the Company, the Servicer or their Affiliates with respect to their respective businesses and activities; each Member agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports, or other information or materials, provided or made available to such Member; and each Member agrees not to disclose to any other Person any information contained therein (including any information respecting Portfolio Companies), without the express prior written consent of the disclosing party; provided that any Member may provide financial statements, tax returns and other information contained therein (i) to such Member’s accountants, internal and external auditors, legal counsel, financial advisors and other fiduciaries and representatives (who may be Affiliates of such Member) as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein, (ii) to any permitted transferees of such Member’s Company interest that agree in writing, for the benefit of the Company, to maintain the confidentiality thereof, but only after reasonable advance notice to the Company, (iii) if and to the extent required by law (including judicial or administrative order and the rules and regulations of the SEC, including if required, filing a copy of this Agreement); provided that, to the extent legally permissible, the Company is given prior notice to enable it to seek a protective order or similar relief, (iv) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member, and (v) in order to enforce rights under this Agreement. Notwithstanding the foregoing, the following shall not be considered confidential information for purposes of this Agreement: (A) information generally known to the public in the absence of any breach of this Section 9.4(a); (B) information obtained by a Member from a third party who is not prohibited from disclosing the information; (C) information in the possession of a Member prior to its disclosure by the Company, the Servicer or their Affiliates; or (D) information which a Member can show by written documentation was developed independently of disclosure by the Company, the Servicer or their Affiliates.

(b) To the extent permitted by applicable law, and notwithstanding the provisions of this Article 9, each of the Company, the Servicer or any of their Affiliates may, in its reasonable discretion, keep confidential from any Member information to the extent such Person reasonably determines that disclosure of such information to such Member likely would have a material adverse effect upon the Company or a Portfolio Company due to an actual or likely conflict of business interests between such Member and one or more other parties or an actual or likely imposition of additional statutory or regulatory constraints upon the Company, the Servicer, any of its Affiliates or a Portfolio Company. Notwithstanding the foregoing, each of the Company, the Servicer or any of their Affiliates shall promptly provide to each Member all relevant information and documents related to any notice or request (whether written or oral) received from any governmental or regulatory agency involving any pending or threatened Proceeding in connection with the activities or operations of the Company.

(c) The Members: (i) acknowledge that the Company, the Servicer, its Affiliates, and their respective direct or indirect members, members, managers, officers, directors and employees are expected to acquire confidential third-party information (e.g., through Portfolio

Company directorships held by such Persons) that, pursuant to fiduciary, contractual, legal or similar obligations, cannot be disclosed to the Company or the Members; and (ii) agree that none of such Persons shall be in breach of any duty under this Agreement or the Act as a result of acquiring, holding or failing to disclose such information to the Company or the Members as a result of such fiduciary, contractual, legal or similar obligations.

Section 9.5 Valuation.

(a) Valuations shall be made as required under this Agreement and as of the end of each fiscal quarter and on an annual basis, in accordance with the following provisions:

(i) Within forty-five (45) days after the end of each fiscal quarter of each fiscal year, the Board shall determine the valuation of the assets of the Company using valuations provided to the Board by Solar (which valuations shall be made in accordance with the valuation guidelines set forth on Exhibit A hereto). In the event that Solar does not provide valuations to the Board within forty-five (45) days of the end of any fiscal quarter, West shall have the right, at the Company’s expense, to hire an independent appraiser or other valuation expert with the requisite experience in valuing investments to determine the value of the Company’s assets (with such independent appraiser or valuation expert being reasonably acceptable to Solar), which valuation shall be binding on the Company and deemed approved by the Board in accordance with Section 9.5(b). The Board shall promptly deliver any such Board-approved valuations to the Servicer for delivery to the Members.

(ii) In the event that an investment held by the Company is also held by another investment vehicle managed by Solar (a “Common Investment”), it is expected that the valuation of such Common Investment shall be determined by Solar in a consistent manner. In the event that Solar provides the Board with a valuation of a Common Investment that is different from the valuation provided to another investment vehicle managed by Solar, Solar shall disclose such discrepancy to the Board.

(iii) To the extent a valuation is required under this Agreement at a time other than the end of a fiscal quarter or as of a Distribution Date hereunder, Solar shall determine the valuation of the assets of the Company as of the relevant date in accordance with the Company’s valuation guidelines then in effect.

(iv) Anything in this Section 9.5 to the contrary notwithstanding, West shall have the right to object to Solar’s valuation of the Company’s assets and to hire an independent appraiser or other valuation expert with the requisite experience in valuing investments mutually acceptable to the Members, which acceptance shall not be unreasonably withheld, at the Company’s expense to determine the value of the applicable asset which is the subject of the objection; provided that any such objection is provided to Solar by West in writing within five (5) business days of its receipt. The determination made by such appraiser or expert shall be binding on the Company and the Members in accordance with Section 9.5(b) below.

(b) All valuations shall be made in accordance with the foregoing and shall be final and binding on all Members, absent actual and apparent error.

(c) For the avoidance of doubt, the market value of all of the outstanding equity tranche of the Company shall equal the net asset value (or shareholder’s equity) calculated in accordance with GAAP. When valuing any Member’s equity value, there shall be no discount for minority interests or the lack of marketability of any Member’s interest in the Company.

ARTICLE 10 MISCELLANEOUS PROVISIONS

Section 10.1 Power of Attorney.

(a) Each Member irrevocably constitutes and appoints Solar the true and lawful attorney-in-fact of such Member to execute, acknowledge, swear to and file, on behalf of the Company, any of the following:

(i) Any certificate or other instrument (i) which may be required to be filed by the Company under the laws of the United States, the State of Delaware, or any other jurisdiction, or (ii) which Solar shall deem, acting reasonably and in good faith, advisable to file in furtherance of the purpose and interests of the Company; provided that no such certificate or instrument shall have the effect of amending this Agreement other than as permitted hereby;

(ii) Any amendment or modification of any certificate or other instrument referred to and subject to the same conditions set forth in this Section 10.1; and

(iii) Any agreement, document, certificate or other instrument which any Member is required to execute in connection with the termination of such Member’s interest in the Company and the withdrawal of such Member from the Company, or in connection with the reduction of such Member’s interest in the Company, which such Member has failed to execute and deliver within ten (10) business days after written request by Solar.

It is expressly acknowledged by each Member that the foregoing power of attorney is coupled with an interest and shall survive assignment by such Member of its interest in the Company.

(b) Each Member agrees to execute, upon five (5) business days’ prior written notice, a confirmatory or special power of attorney, containing the substantive provisions of this Section, in form reasonably satisfactory to Solar.

Section 10.2 Determination of Disputes. Any dispute or controversy among the Members (other than a suit brought against a Defaulting Member) arising in connection with (i) this Agreement or any amendment hereof, (ii) the breach or alleged breach hereof, (iii) the actions of any of the Members, or (iv) the formation, operation or dissolution and liquidation of the Company, shall be determined and settled by arbitration in New York, New York, by a panel of three members who shall be selected, and such arbitration shall be conducted, in accordance with the commercial rules of the American Arbitration Association. Any award rendered therein shall be final and binding upon the Members and the Company and judgment upon any such award rendered by said arbitrators may be entered in any court having jurisdiction thereof. The party or parties against which an award is made shall bear its or their own expenses and those of the prevailing party or parties, including reasonable fees and disbursements of attorneys, accountants, and financial experts, and shall bear all arbitration fees and expenses of the arbitrators.

Section 10.3 Other Documents. The Members agree to execute such other instruments and documents as may be required by law or which a Member deems necessary or appropriate to carry out the intent of this Agreement.

Section 10.4 Force Majeure. Whenever any act or thing is required of the Company or a Member hereunder to be done within any specified period of time, the Company and such Member shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Company or such Member, including, without limitation, bank holidays, and actions of governmental agencies, and excluding, without limitation, economic hardship; provided that this provision shall not have the effect of relieving the Company or such Member from the obligation to perform any such act or thing.

Section 10.5 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal law of the State of Delaware, without regard to the principles of conflicts of laws thereof, except to the extent that the provisions of the Act are mandatorily applicable.

Section 10.6 Waivers.

(a) No waiver of the provisions hereof shall be valid unless in writing and then only to the extent therein set forth. Any right or remedy of the Members hereunder may be waived by unanimous agreement of the Members, and any such waiver shall be binding on all Members. Except as specifically herein provided, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

(b) Except as otherwise provided in this Agreement, any approval or consent of the Members may be given by unanimous approval of the Members, and any such approval or consent shall be binding on all Members.

Section 10.7 Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission, addressed as follows: if intended for the Company, to the Company’s principal office determined pursuant to Section 2.3; and if intended for any Member, to the address of such Member set forth on the Company’s records, or to such other address as any Member may designate by written notice. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, overnight courier or facsimile transmission, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section shall not prohibit the giving of written notice in any other manner; any such written notice shall be deemed given only when actually received.

Section 10.8 Construction.

(a) The captions used herein are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b) As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c) The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) References in this Agreement to Articles and Sections are intended to refer to Articles and Sections of this Agreement unless otherwise specifically stated.

(e) Nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Company that is not a party hereto, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Company that is not a party hereto.

Section 10.9 Amendments.

(a) This Agreement may be amended at any time and from time to time by Manager Approval.

(b) Notwithstanding the foregoing, a Member may amend this Agreement and the Member List at any time and from time to time to reflect the admission or withdrawal of any Member or the change in any Member’s Capital Commitment, as contemplated by this Agreement.

Section 10.10 Legal Counsel. Solar has engaged Akin Gump Strauss Hauer & Feld LLP (“Company Counsel”), as legal counsel to the Company, Solar and the Servicer. Moreover, Company Counsel has previously represented and/or concurrently represents the interests of Solar, the Servicer and/or parties related thereto in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (a) approves Company Counsel’s representation of the Company, Solar and the Servicer in the preparation of this Agreement; and (b) acknowledges that Company Counsel has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company or the Servicer; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Company Counsel may be precluded from representing the Company and/or Solar and/or the Servicer (or any equity holder thereof) in connection with any such conflict or dispute. Nothing in this Section 10.10 shall preclude the Company from selecting different legal counsel to represent it at any time in the future and no Member shall be deemed by virtue of this Section 10.10 to have waived its right to object to any conflict of interest relating to matters arising from and after the date hereof whether or not arising out of this Agreement or the transactions contemplated hereunder.

Section 10.11 Execution. This Agreement may be executed in any number of counterparts and all such counterparts together shall constitute one agreement binding on all Members. This Agreement and any amendments, waivers, consents or supplements may be executed by facsimile or portable document format (.pdf) which shall be valid for all purposes.

Section 10.12 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.

Section 10.13 Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby.

Section 10.14 Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday on which banks in New York are closed, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or such a legal holiday. Any reference to “business day” shall refer to any day which is not a Saturday, Sunday or such a legal holiday. Any references to time of day shall refer to New York time.

Section 10.15 Entire Agreement. This Agreement and the Subscription Agreements entered into between the Company and each Member in connection with the Members’ subscription of interests in the Company set forth the entire understanding among the parties relating to the subject matter hereof, any and all prior correspondence, conversations, memoranda or other writings being merged herein and replaced and being without effect hereon. No promises, covenants or representations of any character or nature other than those expressly stated herein, in such Subscription Agreements, or in any such other agreement have been made to induce any party to enter into this Agreement.

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IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and delivered as of date first above written.

SOLAR CAPITAL LTD.

By:
Name:	Michael Gross
Title:	Managing Director

WFI LOANCO, LLC

By:
Name:
Title:

EXHIBIT A

SSLP II VALUATION POLICY

SSLP II (the “Company) will conduct the valuation of its assets and certain liabilities, if any, pursuant to which its net asset value shall be determined, in a manner that is at all times consistent with then current U.S. generally accepted accounting principles (“GAAP”) for investment companies. The Company will generally value its assets and designated liabilities on a quarterly basis, or more frequently if required. The Company’s valuation procedures are set forth in more detail below.

Investments for which market quotations are readily available on an exchange shall be valued at the closing price on the day of valuation. The Company may also obtain quotes with respect to certain of its investments from pricing services or brokers or dealers in order to value its investments. When doing so, the Company determines whether the quote obtained is sufficient according to U.S. GAAP to determine the fair value of the security. If determined adequate, the Company uses the price or quote obtained.

Investments for which reliable market quotations are not readily available or for which a pricing source or broker does not provide a valuation or methodology or provides a valuation or methodology that, in the judgment of the Company’s management, does not represent fair value according to U.S. GAAP, shall each be valued as follows: (i) each portfolio company or investment is initially valued by the investment professionals responsible for the portfolio investment; and (ii) preliminary valuations are then discussed with and finalized by senior management. Any new investments that were made during the calendar month prior to quarter end which are without readily available market quotations (or when available but deemed not to represent fair value) shall be valued at cost for such first quarter end held.

The recommendation of fair value will consider the following factors, among others, as applicable:

•	the markets in which the issuer does business;

•	comparisons to publicly traded securities;

•	relevant public and private M&A transactions;

•	the nature and realizable value of any collateral;

•	the portfolio company’s earnings and discounted cash flow;

•	consideration of market yields in the Company’s principal market; and

•	the portfolio company’s ability to make payments.